Exhibit 99.1

News Release

BRIAN COLAN NAMED LOCKHEED MARTIN VICE PRESIDENT AND CONTROLLER

BETHESDA, Md., August 12, 2014 – Lockheed Martin [NYSE: LMT] today announced that Brian Colan has been named vice president, controller and chief accounting officer effective August 18, 2014. Colan replaces Christopher Gregoire, who has held the position since March 2010 and will lead the financial responsibilities for Lockheed Martin Mission Systems and Training as vice president, Finance and Business Operations.

In his new position, Colan will lead the corporation’s accounting, financial planning & analysis, government finance and tax functions.

“We are excited to have Brian join the corporate team,” said Bruce Tanner, Lockheed Martin executive vice president and chief financial officer. “He is a strong leader who has keen finance skills as well as a deep knowledge of the industry.”

Colan was previously vice president and controller, Missiles and Fire Control, and vice president and controller for Electronic Systems, for Lockheed Martin. In those roles, he was responsible for financial accounting and internal controls, reporting, financial planning and analysis, and government accounting and compliance. Prior to joining Lockheed Martin, Colan served in a variety of increasingly responsible positions at British Aerospace Systems in Arlington, Virginia.

Colan graduated from St. Francis University with a Bachelor of Science degree in Accounting and is a certified public accountant.

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 113,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation’s net sales for 2013 were $45.4 billion.

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Media Contact:

Jennifer Allen, 301-897-6308; jennifer.l.allen@lmco.com

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www.lockheedmartin.com